Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 28, 2021, with respect to the financial statements and supplemental information included in the Annual Report of BorgWarner Inc. Retirement Savings Plan on Form 11-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of BorgWarner Inc. on Form S-8 (File Nos. 333-45499, 333-67131, 333-85291, 333-35718, 333-118202, 333-136605, and 333-150570).

/s/ GRANT THORNTON LLP

Southfield, Michigan
June 28, 2021